As filed with the Securities and Exchange Commission on September 27, 2013

Registration No. 333-___________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

MEDL MOBILE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	80-0194367 (I.R.S. Employer Identification No.)

18475 Bandilier Circle
Fountain Valley, California 92708
(Address of principal executive offices)

2011 EQUITY INCENTIVE PLAN
(Full title of the plan)

Andrew Maltin
Chief Executive Officer
MEDL Mobile Holdings, Inc.
18475 Bandilier Circle
Fountain Valley, California 92708
(Name and address of agent for service)

(714) 617-1991
(Telephone, including area code, of agent for service)

Indicate by check mark (✓) whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share	3,964,493 shares(2)	$0.305(4)	$1,209,170	$164.93
Common stock, par value $0.001 per share	2,429,916 shares(3)	$0.25(5)	$607,479	$82.86
Common stock, par value $0.001 per share	1,500,000 shares(3)	$0.275(5)	$412,500	$56.26
Common stock, par value $0.001 per share	180,000 shares(3)	$0.88(5)	$158,400	$21.61
Common stock, par value $0.001 per share	20,000 shares(3)	$0.89(5)	$17,800	$2.43
Common stock, par value $0.001 per share	107,500 shares(3)	$0.70(5)	$75,250	$10.26
Common stock, par value $0.001 per share	119,791shares(3)	$0.30(5)	$35,937	$4.90
Common stock, par value $0.001 per share	385,000 shares(3)	$0.07(5)	$26,950	$3.68
Common stock, par value $0.001 per share	125,000 shares(3)	$0.16(5)	$20,000	$2.73
Common stock, par value $0.001 per share	179,800 shares(3)	$0.38(5)	$68,324	$9.32
Common stock, par value $0.001 per share	50,000 shares(3)	$0.39(5)	$19,500	$2.66
Common stock, par value $0.001 per share	350,000 shares(3)	$0.26(5)	$91,000	$12.41
Common stock, par value $0.001 per share	70,000 shares(3)	$0.34(5)	$23,800	$3.25
Common stock, par value $0.001 per share	45,500 shares(3)	$0.29(5)	$13,195	$1.80
Total	9,527,000 shares		$2,779,306	$379.10

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers such additional shares of common stock as may become issuable under the 2011 Incentive Plan (the "Plan") in the event of a stock split, stock dividend, recapitalization or other similar change in the common stock.

(2)

Represents shares of common stock reserved for future issuance under the Plan and with respect to which the offering price is not currently known.

(3)

Represents shares of common stock issuable upon the exercise of outstanding options under the Plan and with respect to which the offering price is known.

(4)

The proposed maximum offering price per share and maximum aggregate offering price were estimated pursuant to Rule 457(c) of the Securities Act of 1933 on the basis of the $0.305, the average of the high and low sale prices of Registrant’s common stock as reported on The OTC Bulletin Board on September 24, 2013.

(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.     PLAN INFORMATION.*

ITEM 2.     REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents have been filed by MEDL Mobile Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated in this Registration Statement by reference:

(a)

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on April 1, 2013;

(b)

The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed on May 14, 2013; and

(c)

The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed on August 13, 2013;

In addition, each document that the Company files with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of common stock registered hereunder have been sold, or that deregisters all such shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part thereof from the date of the filing of such document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

The class of securities of the Company to be offered under this Registration Statement is the Company’s common stock, par value $0.001 per share (“Common Stock”).

The Company’s authorized capital stock currently consists of 500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $0.001 par value (“Preferred Stock”).  As of the date hereof, there are no shares of Preferred Stock outstanding.  The following statements set forth the material terms of the Company’s Common Stock.

Common Stock

Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the Company’s stockholders.  Holders of Common Stock do not have cumulative voting rights.  Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors of the Company, in its discretion, from funds legally available therefor.  In the event of any liquidation, dissolution or winding up, the holders of Common Stock are entitled to a pro-rata share of all assets remaining after payment in full of all liabilities and preferential payments, if any, to holders of Preferred Stock.  All of the outstanding shares of Common Stock are fully paid and non-assessable.

Holders of Common Stock have no preemptive rights to purchase Common Stock.  There are no conversion or redemption provisions applicable to the Common Stock.  The payment of dividends, if any, will be within the discretion of the Board of Directors.

Preferred Stock

The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Company; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Company; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Company or for any debt securities of the Company and the terms and conditions, including price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.

ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide the Company with the power to indemnify any of the Company’s directors, officers, employees and agents.  The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests.  In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

The Company’s bylaws include an indemnification provision under which the Company indemnify the Company’s directors, officers, former directors and officers, employees and other agents (including heirs and personal representatives) to the fullest extent legally permissible under the law of the State of Nevada, which includes indemnification against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which a director or officer is made a party by reason of being or having been a director or officer of the Company.  The advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under the Company’s bylaws.  No advance will be made by the Company to a party if it is determined that the party acted in bad faith.  These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

Additionally, the Company has entered into indemnification agreements with its directors and officers in which the Company has agreed to indemnify its directors and officers against certain expenses, judgments, fines, settlements and other amounts that are incurred by them in connection with the defense or settlement of certain proceedings.  Further, the Company maintains directors and officers liability insurance on behalf of the Company’s officers and directors insuring them against liability incurred in such capacities or arising out of such status.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.   EXHIBITS.

Exhibit No.

Exhibit Description

4.1

MEDL Mobile Holdings, Inc. 2011 Equity Incentive Plan dated June 24, 2011.

4.2

Amendment No 1. of the MEDL Mobile Holdings, Inc. 2011 Equity Incentive Plan dated April 30, 2012.

5.1

Opinion of TroyGould PC with respect to the securities being registered.

23.1

Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1)

23.2

Consent of KBL, LLP

24.1

Power of Attorney (contained on the signature page of this Registration Statement).

ITEM 9.   UNDERTAKINGS.

(a)

The Company hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Registration Statement on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Fountain Valley, California on September 26, 2013.

MEDL MOBILE HOLDINGS, INC.

By: /s/ Andrew Maltin

Andrew Maltin

Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Andrew Maltin as his true and lawful attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign this registration statement on Form S-8 and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANDREW MALTIN Andrew Maltin	Chief Executive Officer and Director (Principal Executive Officer)	September 27, 2013

/s/ DAVE SWARTZ Dave Swartz	President, Secretary and Director	September 27, 2013

/s/ MURRAY WILLIAMS Murray Williams	Chief Financial Officer (Principal Financial and Accounting Officer)	September 27, 2013

EXHIBIT INDEX

Exhibit No.

Exhibit Description

4.1

MEDL Mobile Holdings, Inc. 2011 Equity Incentive Plan dated June 24, 2011.

4.2

Amendment No 1. of the MEDL Mobile Holdings, Inc. 2011 Equity Incentive Plan dated April 30, 2012.

5.1

Opinion of TroyGould PC with respect to the securities being registered.

23.1

Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1)

23.2

Consent of KBL, LLP

24.1

Power of Attorney (contained on the signature page of this Registration Statement).